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                                                                    EXHIBIT 12.1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (in millions, except ratio amounts)

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
                                                  1998  1997  1996  1995  1994
                                                  ----  ----  ----  ----  ----
Income from operations before income taxes....... $174  $ 82  $ (8) $(75) $(16)
  Add (deduct):
  Fixed charges..................................  415   365   285   206   184
  Capitalized interest...........................   (4)   (1)   (3)   (5)  (10)
  Amortization of capitalized interest...........    6     5     7     6     8
  Net gains (losses) related to certain 50% or
   less owned affiliate..........................   (1)   (1)    1     2     5
  Minority interest in consolidated affiliates...   52    32     6     2     1
                                                  ----  ----  ----  ----  ----
  Adjusted earnings.............................. $642  $482  $288  $136  $172
                                                  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and amortization of
   deferred financing costs...................... $335  $289  $239  $178  $165
  Dividends on convertible preferred securities
   of subsidiary trust...........................   37    37     3   --    --
  Portion of rents representative of the interest
   factor........................................   43    39    33    17    11
  Debt service guarantee interest expense of
   unconsolidated affiliates.....................  --    --     10    11     8
                                                  ----  ----  ----  ----  ----
  Total fixed charges and preferred stock
   dividends..................................... $415  $365  $285  $206  $184
                                                  ====  ====  ====  ====  ====
Ratio of earnings to fixed charges and preferred
 stock dividends................................. 1.54  1.32  1.01   --    --
Deficiency of earnings to fixed charges and
 preferred stock dividends.......................  --    --    --     70    12
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